Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of July 26, 2017, by and between Nikhil M. Varty (“Executive”) and ServiceMaster Global Holdings, Inc., a Delaware corporation (“ServiceMaster” or the “Company”).

WHEREAS, ServiceMaster desires to employ Executive as the Chief Executive Officer (“CEO”) of ServiceMaster and as a member of the Company’s Board of Directors (the “Board”), and Executive desires to be retained by ServiceMaster in such capacities, in each case pursuant to the terms and conditions of this Agreement.

WHEREAS, ServiceMaster and Executive intend hereby to set forth the terms and conditions upon which Executive shall be employed in such capacities.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1.Defined Terms.  Any capitalized terms which are not defined within this Agreement are defined in Exhibit A hereto attached.

2.Term.  ServiceMaster shall employ Executive, and Executive agrees to be employed by ServiceMaster, in each case, subject to the terms and conditions of this Agreement, for the period commencing on July 26, 2017 (the “Effective Date”) and continuing through and including the earliest of (a) the effective date of Executive’s termination of employment (the “Date of Termination”), (b) the date of Executive’s death, and (c) the third anniversary of the Effective Date (such period, the “Term”); provided that the Term shall automatically be extended by one year effective upon the third anniversary of the Effective Date and each anniversary thereafter, until such date as either the Company or Executive shall have terminated such automatic extension provision by giving written notice to the other at least ninety (90) days prior to the end of the initial Term or any extended Term.

3.Duties; Location of Performance.

(a)Commencing on the Effective Date, continuing during the Term, and subject to the powers, authorities and responsibilities vested in the Board and committees of the Board, Executive shall:  (i) have the authorities and responsibilities consistent with his position as the CEO of ServiceMaster and, at a level commensurate with such position, as an officer or director of such other of the Company’s subsidiaries as may be requested by the Board from time to time; (ii) report directly to the Board; and (iii) so long as Executive serves as CEO of the Company, serve as a member of the Board without additional compensation.  Commencing on the Effective Date, Executive shall be appointed as a member of the Board, and at all times as applicable during the Term, the Company shall nominate Executive for election to the Board; provided that upon any termination of Executive’s employment under this Agreement, Executive shall, effective as of the Date of Termination (or Executive’s death), immediately cease to serve on the

Board and any committees thereof.  During the Term, all employees of ServiceMaster and its subsidiaries shall report to Executive or his designee.

(b)Subject to any required business travel on behalf of the Company and the provisions of Section 4(d) below, Executive’s principal place of business will be at ServiceMaster’s corporate offices in the greater Memphis, Tennessee metropolitan area  (the “Corporate Headquarters”).

4.Obligations of ServiceMaster During the Term.  ServiceMaster shall provide the following to Executive during the Term:

(a)Salary.  ServiceMaster shall pay Executive a base salary (as increased, “Base Salary”) at an annual rate of at least $1,000,000, payable in accordance with the payroll practices of the Company.   Executive’s rate of Base Salary shall be subject to annual review by the Board or the Compensation Committee (defined below) and any possible increase (but not decrease) shall be at the discretion of the Board or the Compensation Committee.  Executive’s Base Salary may not be decreased without the written consent of Executive.

(b)Annual Bonus.

(1)Generally.  Executive shall be eligible to participate in the Company’s Annual Bonus Plan (or any successor plan) (the “Bonus Plan”) in respect of each fiscal year of the Company on at least the same terms and conditions as other executive officers of ServiceMaster;  provided that Executive’s annual bonus opportunity payable at achievement of “target” levels shall not be less than 100 percent of Base Salary (the “Target Bonus”), it being understood that the actual amount payable and the performance metrics, weighting, and thresholds applicable to Executive shall be determined in accordance with the Bonus Plan as adopted and administered by the Compensation Committee of the Board (the “Compensation Committee”).  Any amount payable pursuant to this Section 4(b)(1), and Section 4(b)(2) below, shall be paid when paid to other executive officers of ServiceMaster under the Bonus Plan, but in no event later than March 15 of the year following the year in respect of which it was earned.

(2)2017 Performance Year.  Notwithstanding Section 4(b)(1), in no event shall Executive’s annual bonus for the 2017 performance year be less than an amount equal to (x) $1,000,000, multiplied by (y) a fraction, the numerator of which is the number of days from the Effective Date through December 31, 2017 and the denominator of which is 365.

(c)Benefits.  Executive shall be entitled to those employee benefits and perquisites which the Company from time to time generally makes available to its executive officers (“Benefits”) subject to the terms and conditions of such benefit plans or programs.  The Benefits shall include, without limitation, medical insurance, dental insurance, life insurance, vision insurance, flexible spending or similar account, four weeks of paid annual vacation, and such other benefits, as the Board or Compensation Committee may determine from time to time.  In addition, to the extent that, on and after the Effective Date, the Company provides its other named executive officers an automobile allowance or Company car, then the Company shall also provide the same level of automobile allowance or Company car to Executive.

(d)Reimbursement of Other Expenses; Relocation.  Executive shall be reimbursed for all proper and reasonable expenses incurred by Executive in the performance of his duties hereunder in accordance with the policies of ServiceMaster.  Executive shall, on a fully tax grossed-up basis, (i) also qualify for the Company’s relocation program and shall be provided with reimbursement of his relocation expenses in accordance with the terms and conditions of that program and (ii) through the first anniversary of the Effective Date, be provided with corporate housing in the Corporate Headquarters area and with reimbursement for reasonable weekly commuting expenses between Detroit, MI and Memphis, TN, consistent with the business travel reimbursement policies applicable to the Company’s executive officers.

5.Equity-Based Compensation.

(a)Performance Restricted Stock Units.

(1)PRSU Grant.  Effective as of the Effective Date, the Company shall grant Executive performance restricted stock units under the Stock Incentive Plan covering a number of shares of the common stock of the Company (“Common Stock”) having a grant date value equal to $1,500,000 (the “PRSUs”).  The PRSUs shall vest, subject to Executive’s continued employment with the Company, upon the earliest to occur of certain events prior to March 31, 2019, and as otherwise provided in the PRSU Agreement (as defined below).

(2)Terms and Conditions.  The terms and conditions of the PRSUs (including, but not limited to, the vesting conditions) shall be set forth in a separate Employee Performance Restricted Stock Unit Agreement, substantially in the form attached hereto as Exhibit B, to be entered into between the Company and Executive (the “PRSU Agreement”) and will be subject to the terms and provisions of the Stock Incentive Plan.

(b)Restricted Stock.

(1)RS Grant.  Effective as of the Effective Date, the Company shall grant Executive a number of shares of restricted Common Stock under the Stock Incentive Plan having a grant date value equal to $500,000 (the “Restricted Stock”).  The Restricted Stock shall vest, subject to Executive’s continued employment with the Company, upon the first anniversary of the Effective Date, and as otherwise provided in the RS Agreement (as defined below).

(2)Terms and Conditions.  The terms and conditions of the Restricted Stock (including, but not limited to, the vesting conditions) shall be set forth in a separate Employee Restricted Stock Agreement, substantially in the form attached hereto as Exhibit C, to be entered into between the Company and Executive (the “RS Agreement”) and will be subject to the terms and provisions of the Stock Incentive Plan.

(c)Stock Options.

(1)Option Grant.  Effective as of the Effective Date, the Company shall grant Executive non-qualified stock options to purchase shares of Common Stock under the Stock Incentive Plan having a Black-Scholes value equal to $1,250,000 (the “Options” and, collectively with the PRSUs and the Restricted Stock, the “Equity Awards”).  The Options will vest, subject to Executive’s continued employment with the Company, in four annual installments at a rate of one-fourth per year on each of the first four anniversaries of the Effective Date and as otherwise provided in the Employee Stock Option Agreement (as defined below).  The exercise price per share of Common Stock covered by the Options shall be equal to the Fair Market Value (as defined in the Stock Incentive Plan) on the Effective Date, as required under the Stock Incentive Plan.

(2)Terms and Conditions.  The terms and conditions of the Options (including, but not limited to, the vesting conditions) shall be set forth in a separate Employee Stock Option Agreement, substantially in the form attached hereto as Exhibit D, to be entered into between the Company and Executive (the “Employee Stock Option Agreement” and collectively with the PRSU Agreement and the RS Agreement, the “Equity Award Agreements”) and will be subject to the terms and provisions of the Stock Incentive Plan.

(3)Annual Equity Grants.  Beginning in calendar year 2018 and each subsequent calendar year occurring during the Term, Executive shall be eligible to be considered for annual long-term equity incentive grants, at levels commensurate with his position, at the same time as all other executive officers of the Company, with the form and terms of such annual equity grants to be determined by the Compensation Committee; provided, however, that for each of calendar years 2018 and 2019, Executive’s annual long-term equity incentive grants will be a total grant date value equal to 350% of Executive’s then Base Salary.

6.Severance Benefits.

(a)In the event that Executive’s employment hereunder is terminated during the period beginning on and including the Effective Date and ending on or prior to the expiration of the Term by ServiceMaster without Cause or by Executive for Good Reason, then ServiceMaster, subject to Section 6(g), shall pay to Executive, as compensation for services rendered to ServiceMaster and its affiliated companies:

(1)Executive’s Base Salary earned through the Date of Termination, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan); plus

(2)(i) Executive’s annual bonus earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan), plus (ii) the bonus that Executive would have been paid in respect of the fiscal year in which the Date of Termination occurs had his employment not terminated, prorated for the portion of the fiscal year during which Executive was employed elapsed through the Date of Termination (the “Pro Rata Bonus”); plus

(3)continued payment of his monthly Base Salary, at the rate in effect immediately prior to the Date of Termination, for 24 months following the Date of Termination (the “Severance Period”);  plus

(4)reimbursement of Executive’s expenses pursuant to Section 4(d) and any accrued but unused vacation;  plus

(5)if such a termination occurs prior to March 31, 2019, to the extent not already vested by their terms on or prior to such Date of Termination, the Restricted Stock and the first installment of the Options  (each of which otherwise would have vested on the first anniversary of the Effective Date), and the PRSU, shall become immediately vested on such Date of Termination; plus

(6)if such a termination occurs between the date a definitive agreement is signed by the Company contemplating transactions which, if consummated, would result in a Change in Control and the date that is 24 months following the occurrence of the Change in Control as contemplated under such agreement, all then outstanding unvested Equity Awards (and any other then outstanding unvested awards granted to Executive under the Stock Incentive Plan) shall become immediately vested;  plus

(7)if applicable, outstanding and unvested equity awards not otherwise covered by Section 6(a)(5) or Section 6(a)(6), as applicable, shall vest in accordance with their applicable terms.

(b)In the event that Executive’s employment hereunder is terminated during the period beginning on and including the Effective Date and ending on or prior to the expiration of the Term by ServiceMaster for Cause or by Executive for any reason other than Good Reason, including by reason of retirement, death or Disability, then ServiceMaster shall pay to Executive (or Executive’s executors, legal representatives or administrators in the event of Executive’s death), as compensation for services rendered to ServiceMaster and its affiliated companies:

(1)Executive’s Base Salary earned through the Date of Termination or date of death, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan); plus

(2)in the event Executive’s employment is terminated by reason of death, Disability or retirement, (i) Executive’s annual bonus earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan), plus (ii) a Pro Rata Bonus; plus

(3)reimbursement of Executive’s expenses pursuant to Section 4(d) and any unused but accrued vacation;  plus

(4)if applicable, outstanding and unvested equity awards shall vest in accordance with their applicable terms.

(c)Payment.  Subject to Section 14, (i) any amount payable pursuant to Section 6(a)(1) or 6(b)(1) above shall be paid in accordance with the payroll practices of the Company; (ii) any amount payable pursuant to Section 6(a)(2) or 6(b)(2) shall be paid when annual bonuses for the applicable fiscal years are paid to other executive officers of the Company, but in no event later than March 15 of the year following the year in respect of which such bonuses were earned; and (iii) any amount payable pursuant to Section 6(a)(3) shall be paid in equal monthly installments during the two-year period following the Date of Termination, except that all installments that would have been paid during the first 60 days following the Date of Termination shall be paid on the 60th day following the Date of Termination.  In addition, if on the Date of Termination Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, any or all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six months following the Date of Termination, shall instead be paid in a lump sum on the first day of the seventh month following the Date of Termination or, if earlier, upon Executive’s death, except (A) to the extent of amounts that do not constitute a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A 1(a)(5); and (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)Continuation of Benefits.  In the event Executive is entitled to the severance benefits under Section 6(a), then (i) for 18 months following the Date of Termination, subject to Executive’s enrollment for COBRA continuation coverage and payment of the applicable monthly COBRA premium amounts (the “Monthly COBRA Premium Amount”), the Company will cause a monthly reimbursement to be made to Executive such that, after payment of applicable taxes, Executive retains an amount of such reimbursement equal to the employer contribution for active employees for the COBRA coverage so elected as in effect immediately prior to the Date of Termination; and (ii) if by the end of such 18-month period Executive and his covered dependents have not become covered by a plan of a subsequent employer offering the same type of benefits, then, for the shorter of (A) six months and (B) the end of the month in which Executive obtains such coverage from a subsequent employer, the Company will cause Executive to be paid a monthly amount such that, after payment of applicable taxes, Executive retains an amount of such payment equal to 100% of the Monthly COBRA Premium Amount.  In addition, in the event Executive is entitled to the severance benefits under Section 6(a), then for 24 months following the Date of Termination Executive shall continue to be eligible for Company-provided life insurance upon the same terms and otherwise to the same extent as such coverage is offered to the executive officers of ServiceMaster, and the Company and Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs are shared by the Company and its executive officers.

(e)Exclusive Severance.  Any amount paid pursuant to Section 6(a) or 6(b) or 6(d) shall be paid in lieu of any other amount of severance relating to salary continuation or bonus payments or health, welfare and life insurance coverage to be received by Executive upon termination of employment of Executive under any severance plan, policy or arrangement of ServiceMaster or its affiliated companies.  Notwithstanding the foregoing, in the event that Executive’s employment hereunder is terminated hereunder for any reason, Executive shall be entitled to continuation of Benefits subject to the terms and conditions of such benefit plans or programs for terminated employees.

(f)Equity-Based Compensation.  Each share of Common Stock and all Equity Awards held by Executive on the Date of Termination or date of death shall be subject to the terms and conditions of the applicable Equity Award Agreement and Stock Incentive Plan, including, without limitation, the restriction periods, vesting and forfeiture schedules, and termination provisions;  provided, however, that for the avoidance of doubt, the Restricted Stock shall become 100% vested on Executive’s date of death or Disability, to the extent not previously vested by its terms.

(g)Release; Compliance with Restrictive Covenants.  Notwithstanding anything to the contrary in this Section 6, in the event the Company is obligated to make payments pursuant to Sections 6(a)(3), 6(a)(5), 6(a)(6) and 6(d), it shall be a condition to such payments that: (i), within forty-five (45) days following the Date of Termination, Executive enter into a general release of claims, containing the provisions attached hereto as Exhibit E and such other provisions, if any, as the parties may mutually agree, waiving any and all claims against the Company, its subsidiaries, their affiliates and their respective officers, directors, employees, agents, representatives, stockholders, members and partners relating to this Agreement and to his employment during the term hereof and (ii) Executive materially complies with the covenants set forth in Section 7(a), (b) and (d) during the Severance Period.

(h)Notice of Termination.  Executive shall be required to provide the Company with thirty (30) days’ advance written notice, and the Company may provide notice at any time, of the intention to terminate Executive’s employment for any reason, other than a termination by the Company for Cause or termination by Executive with Good Reason, each of which shall be subject to the applicable notice and cure time periods set forth in Exhibit A.

(i)In the event the Company gives Executive notice of non-automatic extension of this Agreement at any time pursuant to Section 2, such termination shall be treated as a termination without Cause immediately prior to the expiration of the Term.

7.Covenants.  For good and valuable consideration, including without limitation the grant of Equity Awards and the severance benefits provided for in Section 6 above, the sufficiency of which Executive hereby acknowledges, Executive agrees to the following:

(a)Non-Competition, Non-Solicitation.  From and after the Effective Date and through and including the date that is two years after the Date of Termination,

Executive shall not do any of the following, directly or indirectly, without the prior written consent of the Board:

(1)directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which ServiceMaster or any subsidiary of ServiceMaster is then conducting business, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with a business conducted by ServiceMaster or any subsidiary of ServiceMaster (a “Competitive Enterprise”), provided that the foregoing shall not prohibit (x) Executive’s passive ownership of less than 1% of any class of voting securities of a publicly held company which would otherwise be prohibited under this Section 7(a)(1) or (y) Executive’s providing services to either (A) a separate division or operating unit of a multi-divisional Competitive Enterprise if such division or operating unit is not competitive with the business conducted by ServiceMaster or any subsidiary of ServiceMaster or (B) a Competitive Enterprise where the revenues derived from the divisions or operating units that, if standing alone, would be a Competitive Enterprise (I) account in the aggregate for less than 20% of the aggregate consolidated revenue of the entire Competitive Enterprise (or, if applicable, the portion of the Competitive Enterprise for which Executive is responsible (including, for the avoidance of doubt, subsidiary entities)) and (II) on a business unit by business unit basis are 35% or less than the revenue of the corresponding business unit of ServiceMaster (except that, for purpose of the clause (II), any ServiceMaster business unit that accounts for 10% or less of the aggregate consolidated revenue of ServiceMaster shall be disregarded), in the case of each of (I) and (II) for the fiscal year prior to Executive’s commencement of employment therewith; or

(2)other than in the good faith performance of Executive’s duties to ServiceMaster, directly or indirectly attempt to induce any employee of ServiceMaster or any subsidiary of ServiceMaster to terminate his or her employment with ServiceMaster or any subsidiary of ServiceMaster for any purpose whatsoever, or attempt directly or indirectly, in connection with any business to which Section 7(a)(1) applies, to solicit the trade or business of any current or prospective customer, supplier or partner of ServiceMaster or any subsidiary of ServiceMaster; provided, that this Section 7(a)(2) shall not be violated by (i) general advertising or solicitation not specifically targeted at ServiceMaster related persons or entities or (ii) Executive serving as a reference, upon request.

(b)Confidentiality; Work Product.  Executive agrees that, during Executive’s employment with the Company and its subsidiaries and thereafter, other than in the good faith performance of his duties to the Company and its subsidiaries, Executive will not disclose confidential or proprietary information, or trade secrets, related to any business of the Company or its subsidiaries, including without limitation, and whether or not such information is specifically designated as confidential or proprietary:  all business plans and marketing strategies; information concerning existing and prospective markets, suppliers and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques.  Notwithstanding the foregoing, Executive may disclose confidential information to the extent required by law, regulation or order of a regulatory body, in each case so long as Executive gives the Company written notice of the disclosure as soon as practicable under the circumstances to enable the Company to seek a protective order, confidential treatment or other appropriate relief (except that notice to the Company need not be given during any period that such disclosure is prohibited by applicable law).  Executive’s obligations under this Section are indefinite in term.  Executive hereby assigns, transfers and releases, without royalty or any other consideration except as expressly set forth herein, all worldwide right, title and interest Executive may have or acquire (including copyright and “moral rights”) in and to all work product, inventions, discoveries, know‐how, processes, data and other items (“Materials”) resulting from Executive’s services under this Agreement.  To the extent any Materials are not assignable, Executive waives, disclaims and agrees that Executive will not enforce against ServiceMaster any rights Executive may have to such Materials.

(c)Non-Disparagement.  At all times during the Term and for two years thereafter, Executive agrees that Executive will refrain from making public statements, written or oral, which criticize, disparage or defame the business, goodwill or reputation of ServiceMaster (including its products and services), its directors, officers, executives, subsidiaries, parent entities, and/or employees or making statements which could adversely affect the morale of other employees.  At all times during the Term and for two years thereafter, the Company agrees that its active members of the Board and active named executive officers (each as in effect from time to time) will refrain from making public statements, written or oral, which criticize, disparage or defame Executive.  Nothing in this Agreement, however, shall be construed to prevent Executive or the Company (including any of its representatives) from providing truthful testimony or information in response to any valid subpoena, court order, the request of any government agency or as otherwise required by law (including in connection with any whistleblower laws), from rebutting false or misleading statements about the party by others or making normal competitive-type statements not in violation of Section 7(a) above.  There shall be no third-party beneficiaries of this Section 7(c), other than applicable subsidiaries of the Company.

(d)Cooperation.  During and after Executive’s employment, Executive shall reasonably cooperate with ServiceMaster with respect to any matter (including without limitation any investigation, governmental proceeding and litigation, including the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of ServiceMaster or its affiliates) that relates to events or occurrences that transpired while Executive was employed by ServiceMaster.  Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of ServiceMaster at mutually convenient times.  During and after Executive’s employment, Executive also shall reasonably cooperate with ServiceMaster or its affiliates in connection with any investigation or review of any Federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by ServiceMaster.  ServiceMaster shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7(d).

8.Reimbursement of Executive Expenses.  The Company shall reimburse Executive for reasonable legal fees incurred related to this Agreement, not to exceed $45,000 in the aggregate.  Such reimbursement shall be made within thirty (30) days after Executive provides an invoice for such services to the Company (which invoice shall be provided within sixty days following the Effective Date), but in any event no later than March 15 of the year following the year in which the fees are incurred.

9.Indemnification.  Effective as of the Effective Date, the Company and Executive shall enter into an indemnification agreement in the form attached as Exhibit F.  During the Term and thereafter, the Company shall indemnify Executive with respect to his services to the Company and its subsidiaries as an officer and director, including as a fiduciary of Company benefit plans, at levels not less than as provided in the Bylaws of the Company in effect on the Effective Date.  In addition, (i) Executive shall both during the Term and thereafter be covered by directors and officers liability insurance to the same extent that such coverage is then maintained for officers or directors of the Company in active service, and (ii) any “tail” policy providing directors and officers liability coverage that covers a period of service in which Executive is or was in active service with the Company and/or any of its subsidiaries shall cover such service.

10.Successors and Assigns.  This Agreement shall inure to the benefit of and be enforceable by ServiceMaster and its successors and assigns, and upon any such assignment, all references to “ServiceMaster” or the “Company” shall be deemed to refer to such successor or assignee, and by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  Notwithstanding the foregoing, any assignment of this Agreement by ServiceMaster, other than to Spinco (as such term is defined in the PRSU Agreement) or any parent entity or subsidiary thereof (or any other subsidiary of Parent established for the purpose of furthering the Spin-Off (as such term is defined in the PRSU Agreement)), in each such case in connection with the implementation of the Spin-Off, shall be subject to Executive’s consent.  This Agreement shall not be terminated by any merger or consolidation of ServiceMaster whereby ServiceMaster is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of ServiceMaster.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

11.Notice.  All notices and other communications required or permitted under this Agreement (including the notice required by the definition of Good Reason as set forth in Exhibit A) shall be in writing, shall be given by personal delivery, overnight delivery by an established courier service, or by certified mail, return receipt required, and shall be deemed to have been duly given when delivered, addressed (a) if to Executive, at his address in the records of the Company, and if to ServiceMaster, to ServiceMaster Global Holdings, Inc., 860 Ridge Lake Blvd., Memphis, TN 38120, attention Senior Vice President, Human Resources, or (b) to such other address as either party may have furnished to the other in writing in accordance herewith.

12.Entire Agreement; Amendments.  Except as otherwise specified herein, this Agreement and the Exhibits constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

13.Modification or Waiver.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and a member of the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by Executive or ServiceMaster to insist upon strict compliance with any provision of this Agreement or to assert any right which Executive or ServiceMaster may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

14.Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws.  The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

15.Withholding.  Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

16.Payments by Subsidiaries.  Executive acknowledges that one or more payments hereunder may be paid by one or more of the Company’s subsidiaries, and Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of the Company hereunder with respect to (but only to the extent of) such payment.

17.Section 409A; Section 280G.

(a)To the extent that any reimbursement, fringe benefit, or other similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.  In addition, with respect to any payments or benefits subject to Section 409A, reference to Executive’s  “Date of Termination” (and corollary terms) with the Company shall be construed to refer to Executive’s  “separation from service” (as determined under Treas.  Reg.  Section 1.409A-1(h), as uniformly applied by the Company) with the Company.  Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments.  Any tax gross-up payment provided for under this Agreement shall in no event be paid to Executive later than the December 31 of the calendar year following the calendar year in which such taxes are remitted by Executive.

(b)To the extent that any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company and Executive (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code if and only if such reduction would provide Executive with an after-tax amount greater than if there was no reduction.    Any reduction shall be done in a manner that maximizes the amount to be retained by Executive, provided that to the extent any order is required to be set forth herein, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G- 1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) of this Section 7(b) will be next reduced prorata.

18.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:		/s/ John Corness
	Name:	John Corness
	Title:	Chairman, Compensation Committee of the Board of Directors

EXECUTIVE

By:		/s/ Nikhil M. Varty
	Name:	Nikhil M. Varty

[Signature Page to Employment Agreement]

Exhibit A

As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)“Cause” means:

(1)a material breach by Executive of his duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of ServiceMaster and which is not remedied within thirty (30) days after receipt of written notice from ServiceMaster specifying such breach; or

(2)Executive’s indictment for, conviction of or pleading guilty or nolo contendere to a felony or misdemeanor involving any act of fraud, embezzlement, or dishonesty, or any other intentional misconduct by Executive that adversely and significantly affects the business affairs or reputation of ServiceMaster or an affiliated company; or

(3)any failure by Executive to reasonably cooperate with any investigation or inquiry into Executive’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless he has:  (i) had ten (10) days’ written notice setting forth the reasons for ServiceMaster’s intention to terminate for Cause; (ii) had an opportunity to be heard before the Board; and (iii) received a notice of termination from the Board stating that in the opinion of a majority of the full Board (excluding Executive) that Executive is responsible for conduct of a type set forth above and specifying in reasonable detail the particulars thereof.

(b)“Change in Control” shall have the meaning set forth in the Stock Incentive Plan; provided that in the event such definition shall be modified or revised in the Stock Incentive Plan, then the definition of Change in Control for purposes of this Agreement shall be so modified or revised.

(c)“Disability”  for purposes of this Agreement, shall be defined as the inability of Executive to have performed Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period.

(d)“Good Reason” means, without Executive’s written consent, the occurrence of any of the following events:

(1)any of (i) the reduction in any material respect in Executive’s position(s), authorities or responsibilities with ServiceMaster, (ii) Executive no longer

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reporting directly to a board of directors of a publicly traded company or (iii) any failure to appoint Executive to serve as CEO of a publicly traded company;

(2)a material reduction in Executive’s Base Salary or Target Bonus, each as in effect on the Effective Date or as the same may be increased from time to time thereafter; except for any reduction by not more than 10 percent from Executive’s highest Base Salary or Target Bonus, to the extent a 10 percent reduction is applied equally to all named executive officers of the Company;

(3)a material change in the location of Executive’s location of work which will be at least more than 50 miles from ServiceMaster’s corporate offices as of the Effective Date; or

(4)any action or inaction by ServiceMaster that constitutes a material breach of the terms of this Agreement.

If Executive determines that Good Reason exists, Executive must notify ServiceMaster in writing, within ninety (90) days following the initial existence of such grounds which Executive determines constitutes Good Reason, or such event shall not constitute Good Reason under the terms of Executive’s employment.  If ServiceMaster remedies such event within thirty (30) days following receipt of such notice, Executive may not terminate employment for Good Reason as a result of such event (the “Cure Period”).  In the event ServiceMaster does not timely remedy such event, Executive must terminate his employment ninety (90) days following the end of the Cure Period.  For the avoidance of doubt, in no event shall “Good Reason” exist solely as a result of Executive either (x) remaining CEO of ServiceMaster, as the same may exist immediately following the Spin-Off (as such term is defined in the PRSU Agreement) or (y) upon the Spin-Off, becoming CEO of Spinco (as such term is defined in the PRSU Agreement), as the same may exist immediately following the Spin-Off.

(e)“Stock Incentive Plan” shall mean that certain Amended and Restated Company 2014 Omnibus Incentive Plan (and any successor plan).

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Exhibit B

Form of Employee Performance Restricted Stock Unit Agreement

(see Exhibit 10.2 to ServiceMaster’s Quarterly Report on Form 10-Q
for the quarter ended June 30, 2017)

Exhibit C

Form of Employee Restricted Stock Agreement

(see Exhibit 10.3 to ServiceMaster’s Quarterly Report on Form 10-Q
for the quarter ended June 30, 2017)

Exhibit D

Form of Employee Stock Option Agreement.

(see Exhibit 10.4 to ServiceMaster’s Quarterly Report on Form 10-Q
for the quarter ended June 30, 2017)

Exhibit E

Release Provisions

Release and Waiver of Claims.  In consideration of the payments and benefits to which you are entitled under the Employment Agreement, dated as of July 26, 2017, to which you and ServiceMaster Global Holdings, Inc. (the “Company”) are parties (the “Employment Agreement”), you hereby waive and release and forever discharge the Company and its respective parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law.  This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act, and the Sarbanes-Oxley Act of 2002.  You understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable (the “Effective Date”).    However, nothing in this Agreement prevents you from making any reports to or receiving any awards from the SEC or OSHA based upon the your reporting of violations of laws or regulations containing whistleblower provisions.

Limitation of Release:  Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf.  Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Date.  In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:

(a)Any payment or benefit set forth in this Employment Agreement;

(b)Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with Company policy;

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(c)Claims under the Equity Awards Agreements (as defined in the Employment Agreement) in respect of vested Equity Awards (as defined in the Employment Agreement) then held by you and claims in respect of Common Stock solely in your capacity as a holder of Common Stock;

(d)Vested benefits under the general Company employee benefit plans (other than severance pay or termination benefits, all rights to which are hereby waived and released);

(e)Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled;

(f)Any claim that the Company has breached this release of claims; and

(g)Indemnification as a current or former director or officer of the Company or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity.

Covenants Not to Sue.  To the extent that any claims covered by the scope of the release herein is not subject to waiver by applicable law (including, without limitation, any claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such claims.

Representations.   You represent that you have been provided all benefits due under the Family and Medical Leave Act and that you have received all wages due, including overtime pay, premium pay, vacation pay, bonus pay, commissions, or other compensation, and that you have received all appropriate meals and rest breaks to which you were entitled, in compliance with the Fair Labor Standards Act and applicable state and local law, that you have no known workplace injuries or occupational diseases, and that you have not made any report of or opposed any fraud or other wrong doing at the Company and that you have not been retaliated against for reporting or opposing any alleged fraud or other wrongdoing at the Company.

Return of ServiceMaster Property.  Not later than the Effective Date, you agree to return, or hereby represent that you have returned as of such date (if you have not signed this Agreement by such date), to ServiceMaster all ServiceMaster property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; ServiceMaster identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to ServiceMaster or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers and/or e‑mail or internet accounts.  Provided, however, Executive may retain his address book to the extent it only contains contact information and the Company shall cooperate with Executive on the transfer of his cell phone number to Executive.

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Exhibit F

Form of Indemnification Agreement

(see Exhibit 10.71 to ServiceMaster’s Registration Statement on Form S-1, filed June 19, 2014)